Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
S.Y. Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-128809, 333-128808, 33-96740, 33-96742, and 333-30530 on Form S-8  and No. 33-96744 on Form S-3 of S.Y. Bancorp, Inc. of our reports dated March 11, 2013, with respect to the consolidated balance sheets of the S.Y. Bancorp, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of S.Y. Bancorp, Inc.

(signed) KPMG LLP

Louisville, Kentucky

March 11, 2013